Exhibit 5.1

OPINION OF DAVIS POLK & WARDWELL LLP

September 23, 2016

Shire plc
5 Riverwalk
Citywest Business Campus
Dublin 24
Ireland

Shire Acquisitions Investments Ireland Designated Activity Company
5 Riverwalk
Citywest Business Campus
Dublin 24
Ireland

Ladies and Gentlemen:

Shire Acquisitions Investments Ireland Designated Activity Company, an Irish designated activity company (the “Company”), and Shire plc, a Jersey public limited company and parent of the Company (“Shire”), have filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-213502) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including $3,300,000,000 aggregate principal amount of the Company’s 1.900% senior notes due 2019, $3,300,000,000 aggregate principal amount of the Company’s 2.400% senior notes due 2021, $2,500,000,000 aggregate principal amount of the Company’s 2.875% senior notes due 2023 and $3,000,000,000 aggregate principal amount of the Company’s 3.200% senior notes due 2026 (the “Debt Securities”), fully and unconditionally guaranteed by Shire (the “Guarantee” and, together with the Debt Securities, the “Securities”). The Securities are to be issued pursuant to the provisions of the indenture dated as of September 23, 2016 (the “Indenture”) among the Company, Shire and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”) as supplemented by a supplemental indenture thereto, among the Company, Shire and the Trustee. The Securities are to be sold pursuant to the Underwriting Agreement dated September 19, 2016 (the “Underwriting Agreement”) among the Company, Shire and the several underwriters named therein (the “Underwriters”).

We, as special United States counsel to the Company and to Shire, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company and Shire that we reviewed were and are accurate and (vi) all representations made by the Company and Shire as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, assuming the Debt Securities have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Debt Securities will constitute valid and binding obligations of the Company and each related Guarantee (as provided by the terms of the Indenture) will constitute a valid and binding obligation of Shire, enforceable against each of the Company and Shire, as applicable, in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors' rights; provided that we express no opinion as to the (x) (i) effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Shire’s obligation, or (y) validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Debt Securities to the extent determined to constitute unearned interest.

In connection with the opinion expressed above, we have assumed that each of the Company and Shire is validly existing as a corporation in good standing (to the extent that such concept is applicable in its jurisdiction of incorporation) under the laws of Ireland and the laws of Jersey, respectively. In addition, we have assumed that the Indenture and the Securities (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company and Shire). We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, provided that we make no such assumption to the extent that we have specifically opined as to such matters with respect to the Company and Shire.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States, except that we express no opinion as to any law, rule or regulation that is applicable to the Company or Shire, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate. Insofar as the foregoing opinion involves matters governed by the laws of other jurisdictions, we have relied, without independent inquiry or investigation, (i) as to all matters of Irish law, upon the opinion of Arthur Cox, legal counsel in Ireland for the Company and (ii) as to all matters of Jersey law, upon the opinion of Mourant Ozannes, legal counsel in Jersey for Shire, which opinions to be filed as an exhibit to a report on Form 8-K to be filed by Shire on the date hereof. Our opinion is, insofar as such laws are concerned, subject to the assumptions, qualifications and exceptions contained in such opinions.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Shire on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Validity of Securities” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP